EXHIBIT 99.1

Harbor BioSciences Announces Closing of $2.06 Million Equity Financing

SAN DIEGO, June 10, 2010 (GLOBE NEWSWIRE) -- Harbor BioSciences, Inc. (Nasdaq:HRBR) announced today that it has closed its previously announced sale of approximately $2.06 million of its common stock and warrants in a registered direct offering, issuance and sale to select investors. The shares of common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.6 shares of common stock. The purchase price per unit was $0.35.

Chardan Capital Markets, LLC acted as the sole placement agent for the offering.

All of the shares of common stock and warrants were sold pursuant to an effective shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission's website at http://www.sec.gov/.

ABOUT HARBOR BIOSCIENCES

Harbor BioSciences is a development-stage company with two product candidates in clinical trials: Apoptone, in the cohort expansion portion of a Phase I/IIa trial of patients with late-stage prostate cancer, and Triolex(R), in a Phase IIa trial in obese type 2 diabetes mellitus patients. Apoptone and Triolex represent the lead candidates from Harbor BioSciences' small molecule platform based on metabolites or synthetic analogs of endogenous steroid hormones. For more information on Harbor BioSciences please visit www.harborbiosciences.com.

CONTACT:  Harbor BioSciences, Inc.
          Investor Inquiries
          Robert Weber, Chief Financial Officer
          (858) 587-9333
          rweber@harborbiosciences.com